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                                                                    EXHIBIT 99.1

[EATON LOGO]                    Eaton Corporation            [NEWS RELEASE LOGO]
                                Corporate Communications
                                Eaton Center
                                Cleveland, OH 44114
                                Tel: (216) 523-4736
                                Fax: (216) 523-4553
                                Email: garyklasen@eaton.com

DATE               April 18, 2005

FOR RELEASE        Immediately

CONTACT            Gary Klasen, media relations (216) 523-4736
                   William Hartman, investor relations (216) 523-4501

EATON BOARD APPROVES SHARE REPURCHASE PROGRAM

CLEVELAND ... Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced that its Board of Directors authorized the company to repurchase up to 10 million of its common shares. The company intends to initiate in the near term the repurchase of $200 million of its common shares, with the remainder of the shares to be repurchased over time, depending on market conditions, share price, capital levels and other considerations. This program replaces the remaining authority under the company's past share repurchase programs.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, "With our anticipated strong earnings and free cash flow generation, as well as our current debt capacity, we expect to be able to complete this repurchase program without affecting the growth opportunities we are pursuing."

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Eaton/page 2

In the last two years, Eaton has spent $500 million on share repurchase programs.

Eaton Corporation is a diversified industrial manufacturer with 2004 sales of $9.8 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 56,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com.

This news release contains forward-looking statements concerning our earnings and free cash flow generation. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our 2004 Form 10-K, which was filed with the Securities and Exchange Commission on March 11, 2005. We do not assume any obligation to update these forward-looking statements.


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